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                                                                      EXHIBIT 8

                       BALLARD SPAHR ANDREWS & INGERSOLL

                                                                August 18, 1995

Pacific Gas and Electric Company
77 Beale Street
P.O. Box 770000
San Francisco, CA 94177

Ladies and Gentlemen:

  We have acted as special counsel to you (the "Company") in connection with the registration of an aggregate of $335,000,000 stated liquidation preference of Cumulative Quarterly Income Preferred Securities of PG&E Capital I, PG&E Capital II, PG&E Capital III and PG&E Capital IV, each a Delaware business trust, and the related Guarantees and % Deferrable Interest Subordinated Debentures of the Company. We hereby confirm to you our opinions as set forth under the heading "United States Taxation" in the Prospectus Supplement included in the Registration Statement and consent to the references to us therein and in the related Prospectus.

                                          Very truly yours,

                                          Ballard Spahr Andrews & Ingersoll